Exhibit 99.02

      This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements, within the meaning of the Securities Exchange Act of 1934 and the Securities Act of 1933, that involve risks and uncertainties. These forward-looking statements include statements about our revenue, revenue mix, gross margin, operating expense levels, financial outlook, commitments under existing leases, research and development initiatives, sales and marketing initiatives and competition. In some cases, forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this current report on Form 8-K. All these forward-looking statements are based on information available to us at this time, and we assume no obligation to update any of these statements. Actual results could differ from those projected in these forward-looking statements as a result of many factors, including those identified in the section titled “Factors That May Affect Future Results” and elsewhere. We urge you to review and consider the various disclosures made by us in this report, and those detailed from time to time in our filings with the Securities and Exchange Commission, that attempt to advise you of the risks and factors that may affect our future results.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Overview

      VERITAS is a leading independent supplier of storage software products and services. Storage software includes storage management, data protection, and high availability software. We develop and sell products for most popular operating systems, including various versions of Windows, UNIX and Linux. We also develop and sell products that support a wide variety of servers, storage devices, databases, applications and network solutions. Our customers include many leading global corporations and small and medium enterprises around the world operating in a wide variety of industries. We also provide a full range of services to assist our customers in assessing, architecting and implementing their storage software solutions.

      We derive user license fee revenue from shipments of our software products to end-user customers through a combination of direct sales channels and indirect sales channels such as resellers, value-added resellers, distributors, original equipment manufacturers, application software vendors, strategic partner resellers and systems integrators. Some original equipment manufacturers incorporate our products into their products, some bundle our products with their products, some resell our products and some license our products to third parties as optional products. In general, we receive a user license fee for each sublicense of our products granted by an original equipment manufacturer.

      Our services revenue consists of fees derived from maintenance and technical support, consulting and training services. Original equipment manufacturer maintenance agreements covering our products provide for technical and emergency support and minor unspecified product upgrades for a fixed annual fee. Maintenance agreements covering products that are licensed through sales channels other than original equipment manufacturers provide for technical support and unspecified product upgrades for an annual fee based on the number of user licenses purchased and the level of service subscribed.

International sales and operations

      Our international sales are generated primarily through our international sales subsidiaries. International revenue, most of which is collectible in foreign currencies, accounted for approximately 32% of our total revenue in 2002, 29% of our total revenue in 2001 and 25% of our total revenue in 2000. Our international revenue increased 14% to $488.9 million in 2002 from $430.2 million in 2001, and 46% in 2001 from $294.4 million in 2000. We expect that our international revenue will increase relative to total revenue in 2003 as a result of the lower penetration of our products currently existing in these markets and our increasing focus on developing international revenue opportunities.

      We believe that our success depends upon continued expansion of our international operations. We currently have sales and service offices and resellers located in North America, Europe, Asia-Pacific, South America, Africa and the Middle East, and a research and development center in India. International expansion will require us to establish additional foreign offices, hire additional personnel and recruit new international resellers, resulting in the diversion of significant management attention and the expenditure of financial resources. To the extent that we are unable to meet these additional requirements, growth in international sales will be limited, which would have an adverse effect on our business, operating results and financial condition.

Seagate Technology transaction

      On November 22, 2000, we completed a multi-party transaction with Seagate Technology, which we refer to as Seagate, and Suez Acquisition Company (Cayman) Limited, which we refer to as SAC, a company formed by a group of private equity firms led by Silver Lake Partners. The transaction was structured as a leveraged buyout of Seagate pursuant to which Seagate sold all of its operating assets to SAC, and SAC assumed and indemnified Seagate and us for substantially all liabilities arising in connection with those operating assets. We did not acquire Seagate’s disc drive business or any other Seagate operating business. At the closing, and after the operating assets and liabilities of Seagate had been transferred to SAC, a wholly-owned subsidiary of ours merged with and into Seagate, following which Seagate became our wholly-owned subsidiary and was renamed VERITAS Software Technology Corporation.

      We issued approximately 109.4 million shares of our common stock to the Seagate stockholders in exchange for approximately 128.1 million shares of our common stock and certain non-operating assets and liabilities held by Seagate. The transaction resulted in a decrease of approximately 18.7 million shares of our outstanding common stock. At the closing of the transaction we recorded the non-operating assets and liabilities assumed from Seagate at their fair values. In addition, we accrued $40.0 million of direct transaction costs, of which $0.3 million are remaining in accrued acquisition and restructuring costs as of December 31, 2002. We anticipate that the remaining $0.3 million of acquisition-related costs will be utilized by the second quarter of 2003.

      For the years ended December 31, 2002 and 2000, the transaction had no significant impact on our consolidated statements of operations. For the year ended December 31, 2001, the transaction had the following impacts on our consolidated statement of operations:

•	reversal of acquisition and restructuring costs of $5.0 million; and

•	additional provision for income taxes of $30.1 million.

      As a result of the impact on our consolidated statement of operations, net of tax, and the decrease of approximately 18.7 million shares of our common stock outstanding on the number of shares used in computing the net loss per share, the transaction resulted in an incremental net loss per share of $0.01 for the years ended December 31, 2000 and 2001 and incremental net income per share of $0.01 for the year ended December 31, 2002.

      As of December 31, 2002 and 2001, the transaction affected our consolidated balance sheet, as follows:

•	other current assets included $21.3 million of indemnification receivable from SAC;

•	other non-current assets included $18.0 million of indemnification receivable from SAC;

•	income taxes payable included an additional $21.3 million; and

•	other income taxes included an additional $113.1 million.

      As of December 31, 2002 and 2001, deferred and other income taxes payable recorded in connection with the Seagate transaction totaled $134.4 million, and related to certain tax liabilities that we expect to pay after the merger. Certain of Seagate’s federal and state tax returns for various fiscal years are under examination by tax authorities. In 2001, we recorded a reduction of $30.7 million in tax liabilities and indemnification receivable from SAC as a result of certain settlements entered into with tax authorities. Also, we recorded a provision for income taxes of $30.1 million due to changes in estimates of the amount and timing of other tax liabilities for years under examination. We believe that adequate amounts for tax liabilities have been provided for any final assessments that may result from these examinations.

Business combinations

     NSMG acquisition

      On May 28, 1999, we acquired the Network & Storage Management Group business of Seagate Software, Inc., which we refer to as NSMG. The NSMG business developed and marketed software products and provided related services enabling information technology professionals to manage distributed network resources and to secure and protect enterprise data. The total NSMG purchase price of $3,464.5 million was accounted for using the purchase method. The purchase price was allocated, based on an independent valuation, to goodwill and assembled workforce of $3,028.6 million, developed technology of $233.7 million, other intangibles of $281.5 million, in-process research and development of $101.2 million, net deferred tax liabilities of $179.5 million and other tangible net liabilities assumed of $1.0 million. For the year ended December 31, 2002, we recorded $70.4 million and $57.5 million, respectively, for the amortization of other intangibles and developed technology related to this acquisition. For each of the years ended December 31, 2001 and 2000, we recorded $827.6 million for the amortization of goodwill and other intangibles and $58.4 million for the amortization of developed technology related to this acquisition. During the fourth quarter of 2002, $2.2 million of the net book value of developed technology was written off pursuant to the sale of certain technology acquired in this acquisition. Developed technology and other intangibles related to this acquisition will be fully amortized during the second quarter of 2003. We incurred acquisition related costs of $43.4 million. The results of operations of the NSMG business are included in our consolidated financial statements from the date of acquisition.

      In addition, as a result of the NSMG acquisition, we recorded a restructure charge of $11.0 million in 1999 related to exit costs associated with duplicative facilities that we planned to vacate. In the fourth quarter of 2000, as a result of lower actual exit costs than originally estimated with respect to duplicative facilities, $4.3 million of the restructuring charge was reversed. In the fourth quarter of 2002, we recorded an additional reserve of $4.2 million due to a decline in real estate market conditions that resulted in higher actual exit costs than estimated associated with these duplicative facilities.

      Acquisition and acquisition-related restructuring costs are summarized below (in millions):

	Direct	Duplicative	Involuntary
	transaction	Facility Related	termination
	costs	Costs	benefits	Total

Provision accrued	$20.0	$17.9	$16.5	$54.4
Cash payments	(17.4)	(0.3)	(2.7)	(20.4)
Non-cash charges	—	(0.9)	(11.7)	(12.6)

Balance at December 31, 1999	2.6	16.7	2.1	21.4
Cash payments	(1.9)	(2.1)	(0.9)	(4.9)
Reversal	—	(3.9)	(0.4)	(4.3)

Balance at December 31, 2000	0.7	10.7	0.8	12.2
Cash payments	(0.7)	(0.2)	(0.3)	(1.2)

Balance at December 31, 2001	—	10.5	0.5	11.0
Additions	—	4.2	—	4.2
Cash payments	—	(2.5)	—	(2.5)
Non-cash charges	—	(1.7)	—	(1.7)
Reversal	—	—	(0.5)	(0.5)

Balance at December 31, 2002	$—	$10.5	$—	$10.5

      The remaining acquisition and restructuring charge accrual of $10.5 million is anticipated to be utilized for servicing operating lease payments or negotiated buyouts of operating lease commitments, the lease terms of which will expire at various times through the year 2013.

     Other Acquisitions

      During 1999, we completed two acquisitions for a total cost of approximately $211.0 million. We accounted for these acquisitions using the purchase method of accounting. Purchase consideration for these two acquisitions was allocated, based on independent valuations, to goodwill and assembled workforce of $196.6 million, developed technology of $9.0 million, other intangibles of $5.6 million, in-process research and development of $3.0 million, and net liabilities assumed of $3.2 million. For the year ended December 31, 2002, we recorded $1.4 million and $2.3 million, respectively, for the amortization of other intangibles and developed technology related to these acquisitions. For each of the years ended December 31, 2001 and 2000, we recorded $51.0 million for the amortization of goodwill and other intangibles and $2.3 million for the amortization of developed technology. Developed technology and other intangibles related to this acquisition will be fully amortized during the second quarter of 2003. The results of operations of the acquired businesses are included in our consolidated financial statements from the respective dates of acquisition. Acquisition costs related to these transactions were $6.4 million, all of which were paid as of December 31, 2002.

      During 2001, we completed three acquisitions of privately held companies for a total cost of approximately $78.2 million. We accounted for these acquisitions using the purchase method of accounting. The purchase price was allocated, based on independent valuations to goodwill of $65.9 million, developed technology of $12.7 million, other intangibles of $1.7 million, and net of tangible liabilities assumed of $2.1 million. The total acquisition costs of $1.9 million were paid as of December 31, 2002. During 2002, we recorded $0.3 million related to the amortization of other intangibles and $5.4 million for the amortization of developed technology. During 2001, we recorded $7.5 million for the amortization of goodwill and other intangibles and $1.0 million for the amortization of developed technology. During the fourth quarter of 2002, the remaining net book value of the intangibles related to one of these acquisitions of $8.7 million was written off due to the sale of the related technology. The remaining intangibles are being amortized over the estimated useful life of 24 months. The results of operations of the acquired businesses are included in our consolidated financial statements from the respective dates of acquisition.

      During 2002, we acquired most of the assets of a privately held company for a total purchase price of $4.7 million, paid in cash, which was allocated to developed technology that will be amortized over the estimated useful life of 4 years. Amortization of developed technology related to this transaction was $0.2 million for the year ended December 31, 2002. The results of operations of the acquired business are included in our consolidated financial statements from the date of acquisition.

     Acquisitions completed, or expected to be completed, subsequent to December 31, 2002

      Effective January 27, 2003, we acquired all of the outstanding capital stock of Jareva Technologies, which we refer to as Jareva, for purchase consideration of approximately $62.0 million, primarily paid in cash. The acquisition was accounted for using the purchase method of accounting and is not expected to have a material impact on our financial position or cash flows in 2003. Jareva is a provider of automated server provisioning products. The results of operations of Jareva will be included in our consolidated financial statements from the date of acquisition.

      On December 19, 2002, we announced that we signed an agreement to acquire Precise Software Solutions, which we refer to as Precise, for an aggregate preliminary purchase price of approximately $590 million, including approximately $497 million of cash and common stock to be issued, $85 million of fair value of stock options to be assumed and $8 million of acquisition-related costs. Precise, which is publicly traded on the Nasdaq National Market, is a provider of application performance management products. We expect to complete this acquisition during the second quarter of 2003.

     Accounting pronouncements affecting the accounting treatment of previous business combinations

      For the years ended December 31, 2001, 2000 and 1999, we incurred net losses due to the amortization of developed technology, goodwill and other intangibles related to acquisitions during these years. From all of our acquisitions, we incurred charges of $949.7 million in 2001, $941.1 million in 2000 and $546.6 million in 1999 related to the amortization of developed technology, goodwill and other intangibles. On January 1, 2002, upon adoption of newly issued Statement of Financial Accounting Standards, or SFAS, 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets, the total quarterly charges related to the amortization of developed technology, goodwill and other intangibles has changed. Under SFAS 142, we are no longer required to amortize goodwill.

     Global Facility Restructure

      In the fourth quarter of 2002, our board of directors approved a facility restructuring plan to exit and consolidate certain of our facilities located in 17 metropolitan areas worldwide. The facility restructuring plan was adopted to address overcapacity in our facilities as a result of lower than planned headcount growth in these metropolitan areas. In connection with this facility restructuring plan, we recorded a restructuring charge to operating expenses of $98.2 million. This restructuring charge is comprised of (i) $86.9 million associated with terminating and satisfying remaining lease commitments, partially offset by sublease income net of related sublease costs and (ii) write-offs of $11.3 million for leasehold improvements and other fixed assets. Total cash outlays under this restructuring plan are expected to be approximately $86.9 million.

      Restructuring costs will generally be paid over the remaining lease terms, ending at various dates through 2021, or over a shorter period as we may negotiate with our lessors. We expect the majority of costs will be paid by the year ended December 31, 2008.

      During the fourth quarter of 2002, we began vacating excess facilities and expect to vacate all excess facilities associated with this restructuring by September 30, 2003. We anticipate realizing savings beginning during the third quarter of 2003. We are in the process of seeking suitable subtenants for these facilities. Our estimates of the facility restructure charge may vary significantly depending, in part, on factors that are beyond our control, including the commercial real estate market in the applicable metropolitan areas, our ability to obtain subleases related to these facilities and the time period to do so, the sublease rental market rates and the outcome of negotiations with lessors regarding terminations of certain leases. Adjustments to the facility restructure reserve will be made if actual lease exit costs or sublease income differ from amounts currently expected. Because a portion of the facilities restructure reserve relates to international locations, the reserve will be affected by exchange rate fluctuations.

      The components of the restructuring reserve and movements within these components through December 31, 2002 were as follows:

	Net Rent	Asset
	Commitments	Write-Offs	Total

Provision accrued	$86.9	$11.3	$98.2
Cash payments	(0.2)	—	(0.2)
Impact of exchange rates	0.6	0.1	0.7

Balance at December 31, 2002.	$87.3	$11.4	$98.7

Restatement of Our Financial Statements for the Years Ended December 31, 2000 and 2001

      In March 2003, we restated our accounting for transactions with AOL Time Warner, or AOL, entered into in September 2000. The transactions involved a software and services purchase by AOL at a stated value of $50.0 million and the purchase by us of advertising services from AOL at a stated value of $20.0 million. We originally recorded $36.9 million of revenue in 2000 and had been recognizing the remaining $13.1 million in revenue over a three-year support period. The purchase of advertising services at a stated value of $20.0 million was recorded as an expense as the services were provided in 2000 and 2001.

      We have conducted an internal review of the AOL transactions and other contemporaneous customer-vendor transactions to determine if the fair value of goods and services purchased and sold could be reasonably determined. We have determined that the fair value of the goods and services purchased and sold in the AOL transactions could not be reasonably determined and have accordingly restated our financial results to reflect a reduction in revenues and expenses of $20.0 million. We also restated two additional contemporaneous transactions involving software licenses and the purchase of on-line advertising services entered into in 2000 to reflect an additional reduction in revenues and expenses of $977,000. The periods affected by the restatement include fiscal years ended December 31, 2000 and 2001. In fiscal 2000, the restatement reduced revenue by $19.9 million and increased net loss and net loss per share by $8.6 million and $0.02, respectively. In fiscal 2001, the restatement reduced revenue by $0.4 million and decreased net loss and net loss per share by $9.0 million and $0.02, respectively. Additionally, as of December 31, 2001, the deferred revenue balance was reduced by $0.7 million. The restatement had no impact on our quarterly financial statements for the quarters ended March 31, 2002 to September 30, 2002.

      The restatement had no impact on our net cash flows from operating activities or on our cash and cash equivalents in the consolidated statements of cash flows for the years ended December 31, 2000 and 2001.

Critical Accounting Policies

      We believe that there are several accounting policies that are critical to understanding our historical and future performance, as these policies affect the reported amounts of revenue and other significant areas that involve management’s judgments and estimates. These significant accounting policies are:

•	Revenue recognition;

•	Impairment of long-lived assets;

•	Restructuring expenses and related accruals; and

•	Accounting for income taxes.

These policies and our procedures related to these policies are described in detail below and under specific areas within the discussion and analysis of our financial condition and result of operations. Please refer to Note 1 of the notes to the consolidated financial statements for further discussion of our accounting policies.

Revenue Recognition

      We derive revenue from primarily two sources: software licenses and services. Service revenue includes contracts for software maintenance and technical support, consulting and training services.

      We apply the provisions of Statement of Position (“SOP”) 97-2, “Software Revenue Recognition” (as amended by SOP 98-4 and SOP 98-9) and related interpretations to all transactions to recognize revenue.

      For software arrangements involving multiple elements, we allocate and defer revenue for the undelivered elements based on their relative fair value and recognize the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of fair value of each element in multiple element arrangements is based on the price charged when the same element is sold separately. To determine the price when sold separately, for the maintenance and technical support elements, we use historical renewal rates for per-copy deals and stated renewal rates for site-licenses.

      A typical arrangement includes software licenses, software media and maintenance and technical support. Some arrangements include training and consulting services. Software licenses are sold as site licenses or on a per copy basis. Site licenses give the customer the right to copy the software on a limited or unlimited basis during a specified term.

      Maintenance and technical support includes updates (unspecified product upgrades and enhancements) on a when-and-if-available basis, telephone support, and bug fixes or patches. Maintenance and technical support revenue is recognized ratably over the maintenance term. Training consists of courses taught by our instructors at our facility or at the customer’s site. Various courses are offered specific to the license products.

Training fees are based on a per course basis or on an annual value-pass, which allows for unlimited courses to be taken by one individual over a one-year term. Revenue is recognized when the customer has completed the course. For value-passes, the revenue is recognized ratably over the one-year term. Consulting consists primarily of product installation services, which does not involve customization of the software. Installation services provided by us are not mandatory and can be performed by the customer, a third party, or us. Consulting fees are based on a computed daily rate.

      We have analyzed all of the elements included in our multiple-element arrangements and determined that we have fair value to allocate revenue to the maintenance and technical support, training and consulting. Accordingly, assuming all other revenue recognition criteria are met, license revenue is recognized upon delivery of the software license and media using the residual method in accordance with SOP 98-9. Revenue from maintenance and technical support is recognized ratably over the maintenance term. Revenue from consulting is recognized as the services are performed. Revenue from training is recognized as the services are performed or ratably over the term for value-passes.

      We define revenue recognition criteria as follows:

      Persuasive Evidence of an Arrangement Exists. It is our customary practice to have a written contract, which is signed by both the customer and us, or a purchase order prior to recognizing revenue on an arrangement.

      Delivery Has Occurred. Our software is usually physically delivered to our customers with standard transfer terms as FOB shipping point. It is occasionally delivered electronically, through an FTP download or a “load and leave”, where a VERITAS employee physically loads the software and does not leave any tangible property with the customer. If undelivered products or services exist that are essential to the functionality of the delivered product in an arrangement, delivery is not considered to have occurred.

      The Vendor’s Fee is Fixed or Determinable. The fee our customers pay for the products is negotiated at the outset of an arrangement, and is generally based on the specific volume of product to be delivered. Therefore, except in cases where we grant extended payment terms to a specific customer, the fees are considered to be fixed or determinable at the inception of the arrangement. Arrangements with payment terms extending beyond 90 days from the invoice date are not considered to be fixed or determinable. Revenue from such arrangements is recognized as the fees become due and payable.

      Collection is Probable. Probability of collection is assessed on a customer-by-customer basis. We typically sell to customers where we have a history of successful collection. New customers are subjected to a credit review process that evaluates the customers’ financial position and ultimately their ability to pay. If it is determined from the outset of an arrangement that collection is not probable based upon our review process, revenue is recognized on a cash-collected basis.

      Additionally, we generally recognize revenue from licensing of software products through our indirect sales channel when the reseller, value added reseller, hardware distributor, application software vendor or system integrator sells the software products to its customers. For licensing of our software to original equipment manufacturers, royalty revenue is recognized when the original equipment manufacturer reports to us the sale of software to an end user customer. In addition to license royalties, some original equipment manufacturers pay an annual flat fee and/or support royalties for the right to sell maintenance and technical support to the end user. We recognize revenue from original equipment manufacturer support royalties/fees ratably over the term of the support agreement.

      Our arrangements do not generally include acceptance clauses. However, if an arrangement includes an acceptance provision, we defer the revenue and recognize it upon acceptance, except for government contracts, as acceptance terms are standard. Acceptance occurs upon the earlier of receipt of a written customer acceptance or expiration of the acceptance period.

      Certain of our customers are also our suppliers. Occasionally, in the normal course of business, we purchase goods or services for our operations from these suppliers at or about the same time we license our software to them. We identify and review the significant transactions to confirm that they are separately negotiated at terms we considered to be arm’s length. In cases where the transactions are not separately negotiated, we assess the fair value of either of the assets or services involved in the transaction to support the recognition of the transaction at the amounts stated in the arrangements. If we can not determine fair value of either of the assets or services involved within reasonable limits, we record the transaction on a net basis.

Impairment of Long-Lived Assets.

      We review our goodwill for impairment when events indicate that its carrying amount may not be recoverable or, at least once a year. We are required to test our goodwill for impairment at the reporting unit level. We have determined that we have only one reporting unit. The test for goodwill impairment is a two-step process:

Step 1- We compare the carrying amount of our reporting unit, which is the book value of our entire company, to the fair value of our reporting unit, which corresponds to our market capitalization. If the carrying amount of our reporting unit exceeds its fair value, we have to perform the second step of the process. If not, no further work is needed.

Step 2- We compare the implied fair value of our reporting unit to its carrying amount. If the carrying amount of our reporting unit’s goodwill exceeds its fair value, an impairment loss will be recognized in an amount equal to that excess.

      We completed this test during the fourth quarter of 2002 and were not required to record an impairment loss on goodwill.

      We review our long-lived assets, including property and equipment and other intangibles, for impairment when events indicate that their carrying amount may not be recoverable. When we determine that one or more impairment indicators are present for an asset, we compare the carrying amount of the asset to net future undiscounted cash flows that the asset is expected to generate. If the carrying amount of the asset is greater than the net future undiscounted cash flows that the asset is expected to generate, we would compare the fair value to the book value of the asset. If the fair value is less than the book value, we would recognize an impairment loss. The impairment loss would be the excess of the carrying amount of the asset over its fair value.

      Some of the events that we consider as impairment indicators for our long-lived assets, including goodwill, are:

•	Significant underperformance of our company relative to expected operating results;

•	Our net book value compared to our market capitalization;

•	Significant adverse economic and industry trends;

•	Significant decrease in the market value of the asset;

•	The extent that we use an asset or changes in the manner that we use it; and

•	Significant changes to the asset since we acquired it.

      We do not expect to record an impairment loss on our long-lived assets in the near future.

Restructuring Expenses and Related Accruals

      We monitor and regularly evaluate our organizational structure and associated operating expenses. Depending on events and circumstances, we may decide to restructure our operations to reduce operating costs.

      We applied the provisions of Emerging Issues Task Force, or EITF, No. 94-3 Liability Recognized for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring) to all of our restructuring activities initiated before January 1, 2003. For exit restructuring activities initiated on January 1, 2003 or after, we will apply the provisions of SFAS 146, Accounting for Costs

Associated with Exit or Disposal Activities, outlined in our “New Accounting Pronouncements” section in this Item 7.

      We accrue for the costs related to a restructuring plan when the following criteria are met:

•	our board of directors or management having the appropriate level of authority approves the restructuring plan;

•	the plan specifically identifies all significant actions to be taken;

•	actions required by the plan begin soon after the approval date of the plan and would be completed within one year of the approval date; and

•	significant changes to the plan are not likely.

      If a restructuring plan includes the involuntary termination of employees, the plan must be communicated to the employees who are at risk of being terminated and specifically identify:

•	the number of employees to be terminated;

•	the employees’ functions and locations; and

•	the formula to calculate the termination payment for all employees to be terminated.

      Under a restructuring plan, we accrue only for costs that:

•	are not associated with activities to be continued;

•	are not generating revenue after the approval date of the plan; and

•	are incremental to our other costs incurred and are direct results of the restructuring plan, or, are incurred under an existing contractual obligation.

      Our restructuring costs and any resulting accruals involve significant estimates made by management using the best information available at the time the estimates are made, some of which may be provided by third parties. These estimates include facility exit costs, such as lease terminations costs, and timing and market conditions of sublease income and related sublease expense costs, such as brokerage fees.

      We regularly evaluate a number of factors to determine the appropriateness and reasonableness of our restructuring accruals. These factors include, but are not limited to, our ability to enter into sublease or lease termination agreements and market data about lease rates, timing and term of potential subleases and costs associated with terminating certain leases on vacated facilities.

      Our estimates involve a number of risks and uncertainties, some of which are beyond our control, including future real estate market conditions and our ability to successfully enter into subleases or lease termination agreements upon terms as favorable as those assumed under our restructuring plan. Actual results may differ significantly from our estimates and may require adjustments to our restructuring accruals and operating results in future periods. For example, if actual proceeds from sublease agreements were to differ from our estimate of proceeds from sublease agreements included in our facility restructuring plan by 10%, the facility restructuring charge recorded in operating expenses during the fourth quarter of 2002 would have been different by approximately $6 million.

Accounting for Income Taxes

      We are required to estimate our income taxes in each federal, state and international jurisdiction in which we operate. This process requires that we estimate the current tax exposure as well as assess temporary differences between the accounting and tax treatment of assets and liabilities, including items such as accruals and allowances not currently deductible for tax purposes. The income tax effects of the differences we identify are classified as current or long-term deferred tax assets and liabilities in our consolidated balance sheets. We must also assess the likelihood that deferred tax assets will be realized from future taxable income and, based on this assessment, establish a valuation allowance if required. In 2002, we determined the valuation allowance to be $80.1 million based upon uncertainties related to our ability to recover certain deferred tax assets. These deferred tax assets are in specific geographical or jurisdictional locations or are related to losses on strategic investments that will only be realized with the generation of future capital gains within a limited time period.

      Future results may vary from these estimates, and at this time it is not practicable to determine if we will need to establish an additional valuation allowance and if it will have a material impact on our financial statements.

Results of Operations (As restated for years ended December 31, 2001 and 2000)

Net Revenue

	2002	2001	2000

Total Net Revenue	$1,506.6	$1,491.9	$1,187.4
Percentage increase (decrease) over prior period	1%	26%

      In 2002, our total net revenue was impacted by weaker general economic and industry conditions resulting in reduced capital spending by our customers, partially offset by international growth in license and service revenue. During 2002, our customers tended to purchase our products on a conservative as-needed basis due to limited capital spending budgets and economic uncertainty, particularly during the first three quarters of 2002. In 2001, our total net revenue increased more slowly than expected because of reduced capital spending by our customers due to weaker general economic and industry conditions and due to the events of September 11, 2001. Reductions in capital spending may stagnate or reduce the demand for our user licenses and services until economic and industry conditions improve significantly. While we believe that the slight percentage increase in total revenue achieved in recent periods is not necessarily indicative of future results, we expect total net revenue to increase slightly in 2003 reflecting increased penetration of international markets, the benefit of new product offerings and continued growth of service revenue, as well as our expectation that general economic conditions will begin to stabilize in the second half of 2003. Our revenue consists of user license fees and service revenue.

User License Fees

	2002	2001	2000

User License Fees	$1,006.7	$1,110.1	$967.6
As a percentage of Net Revenue	67%	74%	81%
Percentage increase (decrease) over prior period	(9)%	15%

      The decline in user license fees in 2002 reflects weaker general economic and industry conditions resulting in a reduction of capital spending by our customers, mainly during the first three quarters of 2002, and fewer large end-user transactions. The reduction of spending during the first three quarters of 2002 was partially offset by an increase in demand during the fourth quarter of 2002, particularly in Europe and emerging international markets. The increase in user license fees in 2001 was primarily the result of continued growth in market acceptance of our software products, a greater volume of large end-user transactions, and increased revenue from original equipment manufacturers during the first half of 2001. We expect user license fees as a percentage of total net revenue to remain relatively constant or decline slightly in 2003, reflecting increased penetration of international markets, the benefit of new product offerings and continued growth of service revenue relative to total net revenue, as well as our expectation that general economic conditions will begin to stabilize in the second half of 2003.

      We market and distribute our software products both as individual software products and as integrated product suites, which we also refer to as application solutions. We derive our user license fees from the sale of our core technologies, including data protection and file system and volume management products, from our emerging technologies, including cluster and replication, storage area networking and network attached storage products, and from our application solutions, which include technologies from both our core and emerging technologies.

	2002	2001	2000

User License Fees
Core technologies	$877.0	$951.1	$830.7
Emerging technologies	129.7	159.0	136.9

Total user license fees	$1,006.7	$1,110.1	$967.6

As a percentage of user license fees
Core technologies	87%	86%	86%
Emerging technologies	13%	14%	14%

Total percentage of user license fees	100%	100%	100%

Percentage increase (decrease) over prior period
Core technologies	(8)%	14%
Emerging technologies	(18)%	16%
Total user license fees	(9)%	15%

      The decrease in user license fees from both core technologies and emerging technologies during 2002 is commensurate with the overall decrease in user license fees from 2001 to 2002 reflecting weaker general economic and industry conditions. Revenue growth from emerging technologies has been more sensitive to general economic conditions than revenue growth from core technologies, reflecting the tendency of our customers to purchase our core technologies on an as-needed basis rather than invest in emerging technologies when weaker economic conditions exist.

      Our user license fees from original equipment manufacturers decreased 14% in 2002 to $156.3 million from $181.9 million in 2001, when it increased 8% from $169.1 million in 2000. The user license fees from original equipment manufacturers accounted for 16% of user license fees in each of 2002 and 2001 and 17% in 2000. The decrease in 2002 reflects reduced hardware sales by original equipment manufacturers as their customers reduced technology spending in the weaker economic environment.

Service Revenue

	2002	2001	2000

Service Revenue	$499.8	$381.8	$219.9
As a percentage of Net Revenue	33%	26%	19%
Percentage increase (decrease) over prior period	31%	74%

      We derive our service revenue primarily from contracts for software maintenance and technical support and, to a lesser extent, consulting and training services. The increase in 2002 was due primarily to renewal of service and support contracts on existing licenses and, to a lesser extent, an increase in demand for consulting and training services. The increase in 2001 was due primarily to renewal of service and support contracts on existing licenses and sales of service and support contracts on new licenses and, to a lesser extent, an increase in demand for consulting and training services. We expect our service revenue to increase in absolute dollars and as a percentage of net revenue primarily as a result of our continued focus on increasing renewals of maintenance and technical support contracts on existing licenses and an increasing demand for our consulting and training services.

Cost of Revenue

	2002	2001	2000

Cost of Revenue	$283.1	$242.4	$188.8
As a percentage of net revenue	19%	16%	16%
Percentage increase (decrease) over prior period	17%	28%

      Gross margin on user license fees, excluding amortization of developed technology, is substantially higher than gross margin on service revenue, reflecting the low materials, packaging and other costs of software products compared with the relatively high personnel costs associated with providing maintenance and technical support, consulting and training services. Cost of service revenue varies depending upon the mix of maintenance and technical support, consulting and training services. We expect gross margin to fluctuate in the future, reflecting changes in royalty rates on licensed technologies, the mix of license and service revenue and the timing differences between increasing our organizational investments and the recognition of revenue that we expect as a result of these investments.

Cost of User License Fees (including amortization of developed technology)

	2002	2001	2000

Cost of User License Fees
User License Fees	$37.1	$40.9	$40.8
Amortization of developed technology	66.9	63.1	62.0

Total Cost of User License Fees	$104.0	$104.0	$102.8

Gross Margins
User License Fees including amortization of developed technology	90%	91%	89%
Percentage increase over prior period	—%	1%

      Cost of user license fees consists primarily of amortization of developed technology, royalties, media, manuals and distribution costs. The amortization of developed technology is related primarily to the acquisitions of NSMG and the other acquisitions completed during 1999. The increase in gross margin on user license fees in 2001 was due to the stability of the amortization of developed technology. If we excluded the amortization of developed technology from the cost of user license fees, the gross margin on user license fees would have consistently been 96% in 2002, 2001 and 2000. The gross margin on user license fees may vary from period to period based on the license revenue mix because some of our products carry higher royalty rates than others. Excluding the amortization of developed technology, we expect gross margins on user license fees to remain relatively constant or decrease slightly in 2003 as a result of increases in royalty rates on our licensed technologies.

Cost of Service Revenue

	2002	2001	2000

Cost of Service Revenue	$179.1	$138.4	$86.0
Gross Margin	64%	64%	61%
Percentage increase over prior period	29%	61%

      Cost of service revenue consists primarily of personnel-related costs in providing maintenance and technical support, consulting and training to customers. The gross margin improvement in 2001 was the result of our increased productivity and higher service revenue growth due to support fees from a larger installed customer base. We expect gross margin on service revenue to remain stable or increase slightly as a result of reductions in labor costs associated with technical support services by increasing our use of lower cost personnel located in our facilities in India.

Amortization of Developed Technology

	2002	2001	2000

Amortization of developed technology	$66.9	$63.1	$62.1
As a percentage of Net Revenue	4%	4%	5%
Percentage increase over prior period	6%	2%

      The increase in 2002 reflects the full year impact of an acquisition that occurred in the fourth quarter of 2001. These amounts mainly represent the amortization of the developed technology recorded upon the acquisitions of NSMG and the other 1999 acquisitions. The useful life of the developed technology acquired is two to four years. Developed technology resulting from the 1999 acquisitions will be fully amortized during the second quarter of 2003. We expect amortization of developed technology and other intangibles to decline in the third quarter of 2003 to approximately $10-$12 million per quarter, including the amortization related to the 2003 acquisition of Jareva and the pending acquisition of Precise.

Operating Expenses

	2002	2001	2000

Operating Expenses	$1,095.1	$1,797.6	$1,565.7
As a percentage of Net Revenue	72%	121%	132%
Percentage increase (decrease) over prior period	(39)%	15%

      The significant decrease in 2002 relates primarily to the adoption of SFAS 142, which requires that goodwill no longer be amortized, partially offset by the charge in the fourth quarter of 2002 of $98.2 million related to a worldwide facilities restructuring. We believe that the percentage changes in total operating expenses in these periods are not necessarily indicative of future results. During the first quarter of 2003, we expect operating margins, excluding the impacts of amortization and certain items that occur infrequently, to be in the range of 21-23% of net revenue, reflecting our efforts to contain costs while investing for future growth. Our operating expenses include selling and marketing expenses, research and development expenses, general and administrative expenses, amortization of goodwill and other intangibles, and restructuring charges.

Selling and Marketing

	2002	2001	2000

Selling and Marketing	$505.0	$549.0	$437.2
As a percentage of Net Revenue	33%	37%	37%
Percentage increase (decrease) over prior period	(8)%	26%

      Selling and marketing expenses consist primarily of salaries, related benefits, commissions, consultant fees and other costs associated with our sales and marketing efforts. The decrease in 2002 is primarily the result of a decrease in staffing levels, leading to a reduction in compensation and benefit costs, other employee costs and travel and entertainment expenses, and to a lesser extent, of a decrease in promotional costs and expenses. The increase in absolute dollars in 2001 was attributable primarily to increased sales and marketing staffing and, to a lesser extent, increased costs associated with new marketing programs. We expect selling and marketing expenses to remain stable in absolute dollars, as recent reductions in staffing levels in the United States will be offset by investments in international sales and marketing efforts.

Research and Development

	2002	2001	2000

Research and Development	$273.2	$241.2	$175.9
As a percentage of Net Revenue	18%	16%	15%
Percentage increase (decrease) over prior period	13%	37%

      Research and development expenses consist primarily of salaries, related benefits, third-party consultant fees and other engineering related costs. The 2002 increase in absolute dollars was due primarily to increased compensation and benefits and, to a lesser extent, costs associated with outside services, primarily for localization and intellectual property protection. The 2001 and 2000 increases in absolute dollars were due primarily to increased staffing levels associated with new hires and, to a lesser extent, costs associated with depreciation and amortization of new equipment purchased for expansion and development efforts for new technology. We believe that a significant level of research and development investment is required to remain competitive, but expect research and development expenses to remain relatively stable in 2003 as a result of increased use of research and development personnel in India, where labor costs are lower.

General and Administrative

	2002	2001	2000

General and Administrative	$141.4	$116.8	$77.9
As a percentage of Net Revenue	9%	8%	7%
Percentage increase (decrease) over prior period	21%	50%

      General and administrative expenses consist primarily of salaries, related benefits and fees for professional services, such as legal and accounting services. The 2002 increase in absolute dollars was primarily due to increased staffing levels, and to a lesser extent, expenses associated with outside services, primarily legal and consulting, and increases in facility costs related to new facilities in Milpitas, California and Reading, UK. The 2001 increase in absolute dollars was due primarily to increased staffing levels, and to a lesser extent, costs associated with fees for outside professional services. We expect general and administrative expenses as a percentage of total net revenue to remain relatively stable in 2003.

Amortization of Other Intangibles

	2002	2001	2000

Amortization of Other Intangibles	$72.1	$72.3	$71.9
As a percentage of Net Revenue	5%	5%	6%
Percentage increase (decrease) over prior period	—%	1%

      Amortization of other intangibles principally represents amortization of distribution channels, trademarks and other intangibles recorded upon the acquisitions completed during 1999. The estimated useful life of our other intangibles is two to four years. Other intangibles related to the 1999 acquisitions will be fully amortized during the second quarter of 2003 and we expect amortization to decline in the third quarter of 2003. We expect amortization of developed technology and other intangibles to decline in the third quarter of 2003 to approximately $10-$12 million per quarter, including the impacts of the 2003 acquisition of Jareva and the expected impact of our pending acquisition of Precise based on our preliminary purchase price allocation.

Amortization of Goodwill

	2002	2001	2000

Amortization of Goodwill	$—	$814.4	$807.1
As a percentage of Net Revenue	—%	54%	68%
Percentage increase (decrease) over prior period	(100)%	1%

      Amortization of goodwill decreased in 2002 because of the adoption of the provisions of SFAS 142, Goodwill and Other Intangible Assets. SFAS 142, which became effective January 1, 2002, requires that goodwill no longer be amortized, but continue to be evaluated for impairment.

Stock Based Compensation

      In 2001, we recorded $8.9 million related to stock based compensation. This charge relates primarily to the acceleration of certain stock options held by our former chief executive officer and chairman of the board, and, to a lesser extent, to options issued in a 2001 business acquisition.

Loss on Disposal of Assets

      During the fourth quarter of 2002, we realized a loss on the disposal of assets of $3.1 million as a result of the sale of our Desktop and Mobile Division.

Acquisition and Restructuring Costs (Reversals)

	2002	2001	2000

Acquisition and Restructuring Costs (Reversals)	$100.3	$(5.0)	$(4.3)
As a percentage of Net Revenue	7%	—%	—%
Percentage increase (decrease) over prior period	(2,106)%	16%

      In 2002, we recorded a facility restructuring charge to operating expenses of $98.2 million under a plan, approved by the board of directors, to exit and consolidate certain of our facilities located in 17 metropolitan areas worldwide related to facilities that were or are expected to be vacated. We also recorded net restructuring charges of $2.1 million related to restructuring plans initiated prior to 2002. In 2000, in connection with the Seagate Technology transaction, we accrued $40.0 million of acquisition related costs. In 2001, we reversed $5.0 million of net attorneys’ fees originally accrued in relation to the Delaware lawsuit captioned In Re Seagate Technology, Inc. Shareholders Litigation, which we will not have to pay as a result of a Delaware Chancery Court ruling that approved the settlement of the lawsuit and the subsequent distribution of $50.0 million of additional consideration to the former Seagate Technology stockholders originally paid by SAC. In 1999, in connection with the NSMG acquisition, we recorded a one-time charge to acquisition and restructuring costs of $11.0 million. In 2000, mainly as a result of lower actual exit costs than originally estimated with respect to duplicative facilities, we reversed $4.3 million of the restructuring charge.

Interest and Other Income, Net

	2002	2001	2000

Interest and Other Income, Net	$42.5	$64.9	$59.6
As a percentage of Net Revenue	3%	4%	5%
Percentage increase (decrease) over prior period	(35)%	9%

      The 2002 decrease is primarily due to a decrease in interest income and a $6.1 million charge in connection with the settlement of a litigation matter. The 2002 decrease in interest income was due principally to the fall in interest rates in 2002 and the appreciation of the Euro against the U.S. Dollar, partially offset by the higher level of funds available for investment generating primarily from the net cash provided by operating activities. The 2001 increase was mainly due to the higher level of funds available for investment generated primarily from the net cash provided by operating activities, partially offset by lower returns on investment due to lower market interest rates in 2001.

Interest Expense

	2002	2001	2000

Interest Expense	$30.8	$29.4	$31.6
As a percentage of Net Revenue	2%	2%	2%
Percentage increase (decrease) over prior period	5%	(7)%

      Interest expense consisted primarily of interest recorded under the 1.856% convertible subordinated notes due 2006 issued in August 1999 and the 5.25% convertible subordinated notes due 2004 issued in October

1997. The increase in 2002 is due primarily to amortization of the original issue discount on the 1.856% convertible notes. The decrease in 2001 was due primarily to the interest expense savings that has been realized from the conversion of approximately $35.5 million of the 5.25% convertible subordinated notes that occurred in the third quarter of 2000.

Loss on Strategic Investments

	2002	2001	2000

Loss on Strategic Investment	$11.8	$16.1	$—
As a percentage of Net Revenue	1%	1%	—%
Percentage increase (decrease) over prior period	(27)%	N/A

      With the decline in general economic conditions beginning in 2001, companies have experienced extreme volatility and instability in their business and operating results. In the second quarter of 2002 and in the third quarter of 2001, we recognized impairment losses on our strategic investments when we determined that there had been a decline in the fair value of these investments that was other than temporary. These losses represented write-downs of the carrying amount of our investments. During 2002, these impairment losses were partially offset by a gain of $3.0 million on disposal of a strategic investment. As of December 31, 2002, we determined that there was no further impairment on our strategic investments.

Income Taxes

	2002	2001	2000

Income Taxes	$70.9	$113.7	$89.3
Effective Tax Rate	55%	(22)%	(17)%
Percentage increase (decrease) over prior period	(38)%	27%

      Our effective tax rate for 2002 differed from the combined federal and state statutory rates due primarily to the tax effect of international restructuring charges and losses on strategic investments for which tax benefits were not realized, as well as the amortization of intangible assets other than goodwill. Our effective tax rates in 2001 and 2000 were negative and differed from the combined federal and state statutory rates due primarily to differences attributable to in-process research and development and amortization of goodwill resulting from acquisitions that were non-deductible for tax purposes.

New Accounting Pronouncements

      In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 supercedes Emerging Issues Task Force Issue, or EITF No. 94-3 Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). SFAS 146 addresses the recognition, measurement, and reporting of costs that are associated with exit and disposal activities. These costs include those related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recorded at fair value and that they be recognized when the liability is incurred rather than at the date of the commitment to an exit plan as prescribed under EITF 94-3. SFAS 146 will be applied prospectively for exit or disposal activities that are initiated after December 31, 2002 and accordingly, liabilities recognized prior to the initial application of SFAS 146 should continue to be accounted for in accordance with EITF 94-3. We have implemented the provisions of SFAS 146 as of January 1, 2003, and we do not believe that the implementation of SFAS 146 will have a material impact on our financial position, results of operations or cash flows.

      In November 2002, the FASB issued FASB Interpretation Number, or FIN, 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that we recognize the fair value for guarantee and indemnification arrangements issued or modified by us after December 31, 2002, if these arrangements are within the scope of FIN 45. In addition, we must continue to monitor the conditions that are subject to the guarantees and indemnifications, as required under previously existing generally accepted accounting principles, in order to identify if a loss has occurred. If we determine it is probable that a loss has occurred then any such estimable loss would be recognized under those guarantees and indemnifications. Some of our software licenses contain provisions that indemnify licensees of our software from damages and costs resulting from claims alleging that our software infringes the intellectual property rights of a third party. We have historically received only a limited number of requests for indemnification under these provisions and have not been required to make material payments pursuant to these provisions. Accordingly, we have not recorded a liability related to these indemnification provisions. We do not have any guarantees or indemnification arrangements other than the indemnification clause in some of our software licenses, the guarantee on our three lease agreements for buildings in Mountain View, Roseville and Milpitas discussed in Note 11 to our Consolidated Financial Statements and the guarantee on a credit facility discussed in Note 10 to our Consolidated Financial Statements. We have implemented the provisions of FIN 45 as of January 1, 2003, and we do not believe that FIN 45 will have a material impact on our financial position, results of operations or cash flows.

      In December 2002, the FASB issued SFAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure. SFAS 148 amends SFAS 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The disclosure provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002. We have adopted the disclosure provisions of SFAS 148, and the adoption did not impact our financial position, results of operations or cash flows.

      In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities, which addresses the consolidation of variable interest entities. FIN 46 provides guidance for determining when an entity that is the primary beneficiary of a variable interest entity or equivalent structure should consolidate the variable interest entity into the entity’s financial statements. The provisions of FIN 46 are to be applied as of the beginning of the first interim or annual reporting period beginning after June 15, 2003 for variable interest entities created before February 1, 2003 and still existing on June 15, 2003. We currently have three build-to-suit operating leases, commonly referred to as synthetic leases, of which we are the primary beneficiary and which were entered into prior to February 1, 2003. Each synthetic lease is owned by a trust, a variable interest entity, that has no voting rights, no employees, no financing activity other than the lease with us, no ability to absorb losses and no right to participate in gains realized on the sale of the related property. If the trusts under our leasing structures qualify as variable interest entities for purposes of FIN 46, we would be required to consolidate these entities into our financial statements beginning July 1, 2003. This would require us to recognize the assets and debt of the leasing structures on our consolidated balance sheet and a cumulative adjustment for the accounting change in our consolidated statements of income. Alternatively, we may choose to purchase the properties by exercising our purchase option or seek to restructure the synthetic leases with entities that would not qualify as variable interest entities under FIN 46. We can give no assurance that we will be able to restructure the synthetic leases with entities that would not qualify as variable interest entities under FIN 46. If we are unable to restructure the synthetic leases, then we may be required to recognize additional depreciation and losses associated with these properties. We are currently evaluating the impact that would result from adopting FIN 46 and alternatives to consolidating the lease structures into our financial statements.

Liquidity and Capital Resources

Cash Flows (As restated for years ended December 31, 2001 and 2000)

      Our cash, cash equivalents and short-term investments totaled $2,241.3 million at December 31, 2002 and represented 77% of our net tangible assets. Our cash, cash equivalents and short-term investments totaled $1,694.9 million at December 31, 2001 and represented 71% of our net tangible assets. Cash and cash equivalents are highly liquid with original maturities of 90 days or less. Short-term investments consist mainly of money market funds, commercial paper, medium-term notes, corporate notes, government agency securities (taxable and non-taxable), asset-backed securities and market auction preferreds.

      Operating activities provided cash of $583.3 million in 2002 primarily due to a net income of $57.4 million, adjusted for depreciation and amortization of $103.0 million, amortization of developed technology and other intangibles of $139.0 million and other non-cash charges, and increases in deferred revenue, income taxes payable and accrued acquisition and restructuring costs. These increases are partially offset by an increase in deferred income taxes. Operating activities provided cash of $560.4 million in 2001 primarily due to a net loss of $642.3 million, adjusted for depreciation and amortization of $91.6 million, amortization of developed technology, goodwill and other intangibles of $949.7 million, tax benefits from stock plans of $267.7 million and other non-cash charges, and an increase in deferred revenue. These increases are partially offset by decreases in other assets, accrued acquisition costs and deferred taxes. Operating activities provided cash of $546.8 million in 2000 primarily due to a net loss of $628.4 million, adjusted for depreciation and amortization of $46.1 million, amortization of developed technology, goodwill and other intangibles of $941.1 million, tax benefits from stock plans of $160.8 million and other non-cash charges, and an increase in deferred revenue. These increases are partially offset by an increase in accounts receivable, other assets and deferred taxes.

      Investing activities used cash of $442.9 million in 2002, due primarily to the net increase in short-term investments of $321.7 million and purchases of property and equipment of $108.2 million. Investing activities used cash of $1,015.0 million in 2001, due primarily to the net increase in short-term investments of $787.4 million and purchases of property and equipment of $145.7 million and $64.7 million for acquisition of other businesses and technologies. Investing activities provided cash of $81.0 million in 2000 due to the net decrease in short-term and long-term investments of $240.2 million, partially offset by purchases of property and equipment of $134.7 million and strategic investments of $22.0 million.

      Financing activities provided cash of $85.6 million in 2002, arising primarily from the issuance of common stock under our employee stock plans. Financing activities provided cash of $102.4 million in 2001, arising from the issuance of common stock under our employee stock plans. Financing activities provided cash of $119.5 million in 2000 primarily from the issuance of common stock under our employee stock plans.

Convertible Subordinated Notes

      In October 1997, we issued $100.0 million of 5.25% convertible subordinated notes due in 2004, or the 5.25% notes, for which we received net proceeds of $97.5 million. We and our wholly-owned subsidiary, VERITAS Operating Corporation, are co-obligors on the 5.25% notes and are unconditionally, jointly and severally liable for all payments under the notes. As of December 31, 2002, a total principal amount of $36.0 million had been converted into approximately 3.8 million shares of our common stock. Based on the aggregate principal amount at maturity of $64.0 million outstanding as of December 31, 2002, the 5.25% notes provide for semi-annual interest payments of $1.7 million each May 1 and November 1. The 5.25% notes are convertible into shares of our common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $9.56 per share, subject to adjustment in certain events, equivalent to a conversion rate of 104.65 shares of common stock per $1,000 principal amount at maturity. The 5.25% notes are redeemable over a period of time until maturity at our option at declining premiums to par. The debt issuance costs are being amortized over the term of the 5.25% notes using the interest method.

      In August 1999, we and our wholly-owned subsidiary, VERITAS Operating Corporation, issued $465.8 million, aggregate principal amount at maturity, of 1.856% convertible subordinated notes due in 2006, or the 1.856% notes, for which we received net proceeds of approximately $334.1 million. The interest rate of 1.856%, together with the accrual of original issue discount, represent a yield to maturity of 6.5%. We and VERITAS Operating Corporation are co-obligors on the 1.856% notes and are unconditionally, jointly and severally liable for all payments under the notes. As of December 31, 2002, a total principal amount of $1.1 million had been converted into approximately 29,400 shares of our common stock. Based on the aggregate principal amount at maturity of $464.7 million outstanding as of December 31, 2002, the 1.856% notes provide for semi-annual interest payments of $4.3 million each February 13 and August 13. The 1.856% notes are convertible into shares of our common stock at any time prior to the close of business on the maturity date, unless previously redeemed or repurchased, at a conversion price of $35.80 per share, subject to adjustment in certain events, equivalent to a conversion rate of 27.934 shares of common stock per $1,000 principal amount at maturity. The 1.856% notes are redeemable over a period of time until maturity at our option at the issuance price plus accrued original issue discount and any accrued interest. The debt issuance costs are being amortized over the term of the 1.856% notes using the interest method.

      At December 31, 2002, we had a ratio of long-term debt to total capitalization of approximately 14%. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. We will require substantial amounts of cash to fund scheduled payments of principal and interest on our indebtedness, including the 5.25% notes and the 1.856% notes, future capital expenditures and any increased working capital requirements. If we are unable to meet our cash requirements out of cash flow from operations, we cannot assure you that we will be able to obtain alternative financing.

Commitments

Facilities lease commitments

      In 1999 and 2000, we entered into three build-to-suit lease agreements for office buildings in Mountain View, California, Roseville, Minnesota and Milpitas, California. We began occupying the Roseville and Mountain View facilities in May and June 2001 respectively. The development and acquisition of the properties have been financed by a third party through a syndicate of financial institutions. We have accounted for these agreements as operating leases in accordance with SFAS 13, Accounting for Leases, as amended.

      During 2001 and 2002, we amended our existing lease agreement, originally signed in the second quarter of 1999, for our corporate headquarters in Mountain View, California. The facilities of 425,000 square feet provide space for sales, marketing, administration and research and development functions. The lease term for these facilities is five years beginning in March 2000, with an option to extend the lease term for two successive periods of one year each, if agreed to by the financial institutions. We have the option to purchase the property (land and facilities) for the termination value of $145.2 million or, at the end of the lease, to arrange for the sale of the property to a third party while we retain an obligation to the owner for the difference between the sales price and the guaranteed residual value up to $129.0 million if the sales price is less than this amount, subject to the terms of the lease. In addition, we are entitled to any proceeds from a sale of the property in excess of the termination value. We occupy these facilities and began making lease payments in the second quarter of 2001. Monthly lease payments under this lease agreement are based on LIBOR using 30-day to 180-day LIBOR contracts.

      During 2001 and 2002, we amended our existing lease agreement, originally signed in 2000, for our facilities in Roseville, Minnesota. We improved and expanded our existing facilities of 62,000 square feet and developed adjacent property adding 142,000 square feet completed in 2001. The facilities provide space for technical support and research and development functions. The lease term for these facilities is five years beginning in March 2000, with an option to extend the lease term for two successive periods of one year each, if agreed to by the financial institutions. We have the option to purchase the property (land and facilities) for the termination value of $41.3 million or, at the end of the lease, to arrange for the sale of the property to a third party while we retain an obligation to the owner for the difference between the sales price and the guaranteed residual value up to $35.1 million if the sales price is less than this amount, subject to the terms of the lease. In addition, we are entitled to any proceeds from a sale of the property in excess of the termination value. We occupy these facilities and began making lease payments in 2001. Monthly lease payments under this lease agreement are based on LIBOR using 30-day to 180-day LIBOR contracts.

      During 2001 and 2002, we amended our existing lease agreement, originally signed in 2000, for the lease of 65 acres of land and subsequent improvements for new research and development campus facilities in Milpitas, California. We plan to develop the site in two phases. The first phase of the project, comprising 466,000 square feet and consisting of one completed building and two additional structures, was completed in the third quarter of 2002. The facilities will provide space for research and development and general corporate functions. The lease term for the first phase is five years beginning in July 2000, with an option to extend the lease term for two successive periods of one year each, if agreed to by the financial institutions. We have the option to purchase the property (land and first phase facilities) for the termination value of $194.3 million or, at the end of the lease, to arrange for the sale of the property to a third party while we retain an obligation to the owner for the difference between the sales price and the guaranteed residual value up to $180.5 million if the sales price is less than this amount, subject to the terms of the lease. In addition, we are entitled to any proceeds from a sale of the property in excess of the termination value. We began paying the lease payments in the third quarter of 2002 and will commence occupying a portion of the new campus facilities in the second quarter of 2003. Monthly lease payments under this lease agreement are based on LIBOR using 30-day to 180-day LIBOR contracts. We are currently analyzing our development schedule for the second phase of the campus, and at this time no commitments have been made with respect to the start of construction.

      In the fourth quarter of 2002, we evaluated the expected fair value of the properties at the end of the lease terms by reviewing current real estate market conditions and indicators of expectations for the market in the future. In the event that we determine it is probable that the expected fair value of any of the properties at the end of the lease terms will be less than the respective termination values, we will accrue the expected loss on a straight-line basis over the remaining lease term. Currently, we do not believe it is probable that the fair market value of the properties at the end of the lease terms will be less than the termination values.

      The agreements for the facilities described above require that we maintain specified financial covenants such as EBITDA, debt on EBITDA and quick ratio, all of which we were in compliance with as of December 31, 2002. In order to secure the obligations under each agreement, each of the facilities is subject to a deed of trust in favor of the financial institutions which financed the development and acquisition of the respective facility.

     Acquired technology commitments

      On October 1, 2002, we acquired volume replicator software technology for $6.0 million and contingent payments of up to another $6.0 million based on future revenues generated by the acquired technology. The contingent payments will be paid quarterly over 40 quarters, in amounts between $150,000 and $300,000. We issued a promissory note payable in the principal amount of $5.0 million, representing the present value of our minimum payment obligations, payable quarterly commencing in the first quarter of 2003 and ending in the fourth quarter of 2012. The contingent payments in excess of the quarterly minimum will be paid as they may become due.

      The future payments due under our convertible subordinated notes and our future minimum lease payments for facilities and rental equipment as of December 31, 2002 are:

			Operating
	5.25%	1.856%	Lease
	Notes	Notes	Commitments	Total

2003	$—	$—	$77,800	$77,800
2004	63,979	—	68,994	132,973
2005	—	464,699	47,240	511,939
2006	—	—	34,694	34,694
2007	—	—	31,981	31,981
2008 and thereafter	—	—	167,310	167,310

Total commitments	$63,979	$464,699	$428,019	$956,697

      We believe that our current cash, cash equivalents and short-term investment balances and cash flow from operations will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. After that time, we may require additional funds to support our working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. We cannot assure you that additional financing will be available at all or that if available, we will be able to obtain it on terms favorable to us.

Factors That May Affect Future Results

      In addition to the other information contained in this current report on Form 8-K, you should consider carefully the following factors in evaluating VERITAS and our business.

We may experience a shortfall in revenue in any given quarter or may announce lower forecasted revenue or earnings, which could cause the market price of our securities to decline

      Our revenue is difficult to forecast and is likely to fluctuate from quarter to quarter due to many factors outside of our control. Any significant revenue shortfall or lowered forecasts could cause the market price of our securities to decline substantially. Factors that could affect our revenue include, but are not limited to:

•	the possibility that our customers may cancel, defer or limit purchases as a result of reduced information technology budgets or the current weak and uncertain economic and industry conditions;

•	the possibility that our customers may defer purchases of our products in anticipation of new products or product updates from us or our competitors;

•	the possibility that original equipment manufacturers will introduce, market and sell products that compete with our products;

•	the unpredictability of the timing and magnitude of our sales through direct sales channels, value-added resellers and distributors, which tend to occur later in a quarter than sales through original equipment manufacturers;

•	the timing of new product introductions by us and the market acceptance of new products, which may be delayed as a result of weak and uncertain economic and industry conditions;

•	the seasonal nature of our sales;

•	the rate of adoption and long sales cycles of storage area networks and storage resource management technology;

•	changes in our pricing and distribution terms or those of our competitors; and

•	the possibility that our business will be adversely affected as a result of the threat of terrorism or military actions taken by the United States or its allies.

      You should not rely on the results of prior periods as an indication of our future performance. Our operating expense levels are based, in significant part, on our expectations of future revenue. If we have a shortfall in revenue in any given quarter, we may not be able to reduce our operating expenses quickly in response. Therefore, any significant shortfall in revenue could have an immediate adverse effect on our operating results for that quarter. In addition, if we fail to manage our business effectively over the long term, we may experience high operating expenses, and our operating results may be below the expectations of securities analysts or investors, which could cause the price of our common stock to decline.

Sales of only a few product lines make up a substantial portion of our revenue

      We derive a substantial majority of our revenue from a small number of software products, including data protection, file system and volume management products. In 2002, we derived approximately 87% of our user license fees from these core products, and a similar percentage of our service revenue from associated maintenance and technical support. As a result, we are particularly vulnerable to fluctuations in demand for these products, whether as a result of competition, product obsolescence, technological change, budget constraints or other factors. If our revenue declines significantly, our business and operating results would be adversely affected. In addition, because our software products are concentrated within the market for data storage, if the demand for storage devices, storage software applications or storage capacity declines, our business and operating results would be adversely affected.

We distribute our products through multiple distribution channels, which may conflict and which are subject to special risks

      We sell our products primarily through indirect sales channels, original equipment manufacturers and direct sales channels. If we fail to manage our distribution channels successfully, our distribution channels may conflict with one another or otherwise fail to perform as we anticipate, which could reduce sales and increase expenses, as well as weaken our competitive position.

      Indirect Sales Channels. A significant portion of our revenue is derived from sales through value-added resellers and distributors that sell our products to end-users and other resellers. This channel involves a number of special risks, including:

•	our lack of control over the delivery of our products to end-users;

•	our resellers and distributors are not subject to minimum sales requirements or any obligation to market our products to their customers;

•	our resellers and distributors may terminate their relationships with us at any time; and

•	our resellers and distributors may market and distribute competing products.

      Original equipment manufacturers. A portion of our revenue is derived from sales through original equipment manufacturers that incorporate our products into their products. Our reliance on this channel involves many risks, including:

•	our lack of control over the shipping dates or volume of systems shipped;

•	the original equipment manufacturers are not subject to minimum sales requirements or any obligation to offer our products to their customers;

•	the original equipment manufacturers may terminate their arrangements with us at any time;

•	the development work that we must generally undertake under our agreements with original equipment manufacturers may require us to invest significant resources and incur significant costs with little or no associated revenue;

•	the time and expense required for the sales and marketing organizations of our original equipment manufacturer customers to become familiar with our products makes it more difficult to introduce those products to the market; and

•	our original equipment manufacturer customers are able to develop, market and distribute their own storage products and to market and distribute storage products of our competitors, which could reduce our sales.

      Direct sales. A portion of our revenue is derived from sales by our direct sales force to end-users. This sales channel involves special risks, including:

•	longer sales cycles are associated with direct sales efforts;

•	we may have difficulty hiring, training, retaining and motivating our direct sales force; and

•	sales representatives require a substantial amount of training to become productive, and training must be updated to cover new and revised products.

We face intense competition, which could cause us to lose market share

      We have many competitors in the markets for our products. If existing or new competitors gain market share in any of these markets, we may experience a decline in revenues, which could adversely affect our business and operating results. Our principal competitors are the internal development groups of original equipment manufacturers. These groups develop storage management software for the original equipment manufacturer’s storage hardware. Our principal competitors also include hardware and software vendors that offer products that compete with our products.

      Many of our original equipment manufacturer customers have products that compete with our products or have announced their intention to focus on developing and marketing their own storage software products. These original equipment manufacturers may choose to license their own products rather than offer our products to their customers or limit our access to their hardware platforms. End-user customers may prefer to purchase software and hardware that is manufactured by the same company because of perceived advantages in price, technical support, compatibility or other issues. In addition, software vendors may choose to bundle their operating systems with their own or other vendors’ storage or clustering software. They may also limit our access to standard product interfaces for their operating systems and inhibit our ability to develop products for their platform. If our original equipment manufacturer customers or software vendors were to take any of these actions, we could lose market share and our operating results could be adversely affected.

      Many of our competitors have greater financial, technical, sales, marketing and other resources than we do. Our future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our products, and could also bundle existing or new products with other more established products in order to compete with us. Our competitors could also gain market share by acquiring or forming strategic alliances with our other competitors. Finally, because new distribution methods offered by the Internet and electronic commerce have removed many of the barriers to entry historically faced by start-up companies in the software industry, we may face additional competition from these companies in the future.

Our success depends on our ability to develop new and enhanced products that achieve widespread market acceptance

      Our future success depends on our ability to address the rapidly changing needs of our customers by developing and introducing new products, product updates and services on a timely basis. We must also extend the operation of our products to new platforms and keep pace with technological developments and emerging industry standards. We intend to commit substantial resources to developing new software products and services, including software products and services for the storage area networking market and the storage resource management market. Each of these markets is new and unproven, and industry standards for these markets are evolving and changing. They also may require development of new channels. If these markets do not develop as anticipated, or demand for our products and services in these markets does not materialize or occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

      We have provided standards-setting organizations and various partners with access to our standard product interfaces through our VERITAS Enabled Program. If these standards-setting organizations or our partners do not accept our standard product interfaces for use with other products, or if our partners are better able to capitalize on the use of our standard product interfaces, then our business and operating results could be adversely affected.

Our international sales and operations create special problems that could hurt our operating results

      We derive a substantial portion of our revenue from customers located outside of the U.S. We have significant operations outside of the U.S., including engineering, sales, customer support and production operations, and we plan to expand our international operations. Our international operations are subject to risks, including:

•	potential loss of proprietary information due to piracy, misappropriation or weaker laws regarding intellectual property protection;

•	imposition of foreign laws and other governmental controls, including trade and employment restrictions;

•	fluctuations in currency exchange rates and economic instability such as higher interest rates and inflation, which could reduce our customers’ ability to obtain financing for software products or which could make our products more expensive in those countries;

•	restrictions on growth or maintenance of our revenue from international sales if we do not invest sufficiently in our international operations;

•	difficulties in hedging foreign currency transaction exposures;

•	longer payment cycles for sales in foreign countries and difficulties in collecting accounts receivable;

•	difficulties in staffing and managing our international operations, including difficulties related to administering our stock option plan in some foreign countries;

•	difficulties in coordinating the activities of our geographically dispersed and culturally diverse operations;

•	seasonal reductions in business activity in the summer months in Europe and in other periods in other countries;

•	competition from local suppliers;

•	costs and delays associated with developing software in multiple languages; and

•	political unrest, war or terrorism, particularly in areas in which we have facilities.

      In addition, we receive significant tax benefits from sales to our non-U.S. customers. These benefits are contingent upon existing tax regulations in both the U.S. and in the countries in which our international customers are located. Future changes in domestic or international tax regulations could adversely affect our ability to continue to realize these tax benefits.

We might experience significant defects in our products, which may subject us to liability for damages suffered by end users

      Software products frequently contain errors or failures, especially when first introduced or when new versions are released. Our end-user customers use our products in applications that are critical to their businesses, including for data backup and recovery, and may have a greater sensitivity to product defects than the market for software products generally. If a customer loses critical data as a result of an error in or failure of our software products or as a result of the customer’s misuse of our software products, the customer could suffer significant damages and seek to recover those damages from us. Although our software licenses generally contain protective provisions limiting our liability, a court could rule that these provisions are unenforceable. If a customer is successful in proving its damages and a court does not enforce our protective provisions, we could be liable for the damages suffered by our customers, which could adversely affect our operating results.

      In addition, product defects could cause delays in new product releases or product upgrades, or our products might not work in combination with other hardware or software, which could adversely affect market acceptance of our products. If our customers were dissatisfied with product functionality or performance, or if we were to experience significant delays in the release of new products or new versions of products, we could lose competitive position and revenue and our business and operating results could be adversely affected.

The loss of key personnel and any failure to successfully integrate replacement personnel could adversely affect our business

      Our future success depends upon the continued service of our key management, technical and sales personnel. Our officers and other key personnel are employees-at-will, and we cannot assure you that we will be able to retain them. Key personnel have left our company over the years, and we cannot assure you that there will not be additional departures. The loss of any key employee could result in significant disruptions to our operations, and the integration of replacement personnel could be time consuming, may cause additional disruptions to our operations and may be unsuccessful. We do not carry key person life insurance covering any of our personnel.

      In 2002, we hired a new chief financial officer and three other senior management personnel in marketing, product operations and corporate development. In 2003, we expect to hire a new senior sales executive. Any resulting restructuring of those organizations could adversely affect the timeliness of product releases, the successful implementation and completion of company initiatives and the results of our operations. Whether we are able to execute effectively on our business strategy will depend in large part on how well key management and other personnel perform in their positions and are integrated within our company.

For our business to succeed, we need to attract and retain qualified employees and manage our employee base effectively

      Our success depends on our ability to hire and retain qualified employees and to manage our employee base effectively. If we are unable to hire and retain qualified employees, our business and operating results could be adversely affected. Conversely, if we fail to manage employee performance or reduce staffing levels when required by market conditions, our costs would be excessive and our business and operating results could be adversely affected. We may need to hire additional sales, technical and senior management personnel to support our business and to meet customer demand for our products and services. Competition for people with the skills that we require is intense, particularly in the San Francisco Bay area where our headquarters are located, and the high cost of living in this area makes our recruiting and compensation costs higher. We cannot assure you that we will be successful in hiring or retaining qualified personnel, and if we are unable to do so, our business and operating results will be adversely affected.

We develop products for operating systems owned by others, and if the owners do not cooperate with us or we are unable to devote the necessary resources, our product development efforts may be delayed or foreclosed

      Many of our products operate primarily on the UNIX and Windows computer operating systems. We have also redesigned, or ported, these products to operate on the Linux operating systems for both server-based and embedded solutions. We continue to develop new products for UNIX, Windows Server and Linux. We may not accomplish our development efforts quickly or cost-effectively, and it is not clear what the relative growth rates of these operating systems will be. These development efforts require substantial capital investment, the devotion of substantial employee resources and the cooperation of the owners of the operating systems to or for which the products are being ported or developed. For some operating systems, we must obtain from the owner of the operating system a source code license to portions of the operating system software to port some of our products to or develop products for the operating system. Operating system owners have no obligation to assist in these porting or development efforts. If they do not grant us a license or if they do not renew our license, we may not be able to expand our product line into other areas. We also cannot predict how quickly, or to what extent, the market for Linux will evolve. If the market for Linux does not develop as anticipated, or demand for our products and services in this market does not materialize or occurs more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

     We derive a significant amount of revenue from only a few customers

      We derive significant revenue from a small number of customers, including our original equipment manufacturer customers and our distributors. If any of our major customers were to reduce purchases of our products or services, our business would be adversely affected unless we were able to increase sales to other customers substantially. Many of our customers have announced that their own businesses are slowing, which could adversely affect their demand for our products and services. In addition, many of our customers may believe that they have sufficient storage products to meet their current needs, which would reduce demand for our products and services. We do not have a contract with any of our customers that requires the customer to purchase any specified number of software licenses from us. Accordingly, we cannot be sure that these customers will continue to purchase our products at current levels.

Our cooperation with the SEC concerning its investigation of our transactions with AOL Time Warner has required, and will continue to require, significant management attention and accounting and legal resources

      In response to subpoenas issued by the Securities and Exchange Commission in the investigation entitled In the Matter of AOL/ Time Warner, we have been cooperating with the SEC’s requests for information, including information relating to transactions we entered into with AOL in September 2000 and other transactions. The investigation may continue to require significant management attention and accounting and legal resources, which could adversely affect our business, results of operations and cash flows. If the SEC or other governmental agency were to pursue an action against us in connection with this matter, we would be required to devote additional management attention and incur additional accounting and legal expenses, which could adversely affect our business, results of operations and cash flows.

Following the announcement of our financial restatement, we were named as a party to several class action and derivative action lawsuits, and we may be named in additional litigation

      After we announced in January 2003 that we would restate financial results as a result of transactions entered into with AOL Time Warner in September 2000, numerous separate complaints purporting to be class actions were filed in federal court alleging that we and some of our officers and directors violated provisions of the Securities Exchange Act of 1934. The complaints contain varying allegations, including that we made materially false and misleading statements with respect to our 2000, 2001 and 2002 financial results included in our filings with the SEC, press releases and other public disclosures. In addition, several complaints purporting to be derivative actions have been filed in state court against some of our directors and officers. These complaints are based on the same facts and circumstances as the class actions and generally allege that the named directors and officers breached their fiduciary duties by failing to oversee adequately our financial reporting. All of the complaints generally seek an unspecified amount of damages. The cases are still in the preliminary stages, and it is not possible for us to quantify the extent of our potential liability, if any. An unfavorable outcome in any of these cases could have a material adverse effect on our business, results of operations and cash flow. In addition, the expense of defending any litigation may be costly and divert management’s attention from the day-to-day operations of our business, which would adversely affect our business, results of operations and cash flows.

     Our growth strategy is risky because it includes business acquisitions

      As part of our business strategy, we have in the past acquired and expect in the future to acquire other businesses, business units and technologies. We recently acquired Jareva Technologies, Inc. and entered into a definitive agreement to acquire Precise Software Solutions Ltd. Our acquisitions involve a number of special risks and challenges, including:

•	diversion of management’s attention from our core business;

•	integration of acquired business operations and employees into our existing business, including coordination of geographically dispersed operations, which in the past has taken longer and was more complex than initially expected for some acquired companies;

•	incorporation of acquired business technology into our existing product lines, including consolidating technology with duplicative functionality or designed on different technological architecture;

•	loss or termination of employees, including costly litigation resulting from the termination of those employees;

•	dilution of our then-current stockholders’ percentage ownership;

•	assumption of liabilities of the acquired business, including costly litigation related to alleged liabilities of the acquired business;

•	presentation of a unified corporate image to our customers and our employees; and

•	risk of impairment charges related to potential write-down of acquired assets in future acquisitions.

      Acquisitions of businesses, business units and technologies are inherently risky and create many challenges. We cannot provide any assurance that our previous or any future acquisitions will achieve the desired objectives.

Our existing stock option plan expires in October 2003, and if our stockholders do not approve a new stock option plan at our 2003 annual meeting, we will have difficulty providing incentives to employees

      We have historically granted stock options to our employees as an important component of our total compensation package. If we are unable to continue this practice in the future, our ability to retain and recruit employees may be adversely affected, or our cash compensation expenses may increase. Our 1993 Equity Incentive Plan will expire in October 2003. At our 2003 annual meeting of stockholders, we intend to present a new stock option plan for stockholder approval that includes a pool of authorized stock satisfying approximately one year of our expected option needs. There is no guarantee that our stockholders will approve this stock option plan or subsequent increases in stock authorized to be issued under the plan. If we fail to obtain stockholder approval of the new stock option plan or any future increases in the amount of authorized shares under the plan, we may be unable to grant stock options to employees, which could limit or restrict our ability to retain and recruit employees. If we are unable to use stock options as a meaningful component of our total compensation package, we may be unsuccessful in attracting or retaining personnel or we may have to pay higher cash compensation.

As a result of the Seagate Technology leveraged buyout and merger transaction, our subsidiary may be liable to third parties for liabilities resulting from Seagate’s operations before the transaction

      In November 2000, Seagate Technology became our subsidiary. As part of that transaction, Suez Acquisition (Cayman) Company, or SAC, acquired the operating assets of Seagate Technology. SAC assumed and agreed to indemnify us for substantially all liabilities arising in connection with Seagate Technology’s operations prior to the transaction. However, governmental organizations or other third parties may seek recourse against our subsidiary or us for these liabilities. As a result, our subsidiary could receive claims related to a wide range of possible liabilities. The main area of potential liability for our Seagate Technology subsidiary relates to tax liabilities. Any such claim, with or without merit, could be time consuming to defend, result in costly litigation and divert management attention. Moreover, if SAC is unable or unwilling to indemnify us as agreed, we could incur unexpected costs. For example, the Internal Revenue Service is currently auditing past tax returns of Seagate Technology. We can predict neither the outcome of these audits, nor the amount of any liability we might incur arising from these audits.

Our effective tax rate may increase

      Our effective tax rate could be adversely affected by several factors, many of which are outside of our control. Our effective tax rate is directly affected by the relative proportions of revenue and income before taxes in the various domestic and international jurisdictions in which we operate. We are also subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate. We do not have a history of audit activity from various taxing authorities and while we believe we are in compliance with all federal, state and international tax laws, there are various interpretations of their application that could result in additional tax assessments. In addition, in November 2000, we acquired Seagate Technology, which has certain federal and state tax returns for various fiscal years under examination by tax authorities. We believe that adequate amounts for tax liabilities have been provided for any final assessments that may result from these examinations. The timing of the settlement of these examinations is uncertain. To the extent the settlements of these audits and the amounts reimbursed by SAC, as required by the Seagate acquisition agreement, are different from the amounts recorded, the difference will be recorded as a component of income tax expense or benefit and may significantly affect the Company’s effective tax rate for the period in which the settlements take place.

We incur or may incur significant accounting charges that, individually or in aggregate, could create net losses under generally accepted accounting principles

      We incur or may incur significant accounting charges that, individually or in aggregate, could create losses under generally accepted accounting principles in future periods. Examples of these charges are:

•	Amortization of developed technology and other intangibles. We incur significant charges related to the amortization of developed technology and other intangibles. We expect this charge to be approximately $32.8 million for the first quarter of 2003 and $22.4 million for the second quarter of 2003, excluding the impacts of any transactions that close during 2003. The quarterly amortization charge could increase as a result of future business combinations or impairment of our other intangibles. While we do not expect to record other intangibles impairment charges, we cannot be sure that we will not have to record impairment in the future. As of December 31, 2002, the total carrying amount of our other intangibles was $72.6 million;

•	Impairment of goodwill. We do not amortize goodwill related to business combinations, but instead we test it for impairment at least annually. While we do not expect to record goodwill impairment charges, we cannot be sure that we will not have to record impairment in the future. As of December 31, 2002, the total carrying amount of our goodwill was $1,196.6 million;

•	Loss on strategic investments. In the third quarter of 2001 and in the second quarter of 2002, we recorded losses on strategic investments. Future losses will depend on the results of our quarterly reviews to determine if there has been a decline in the fair value of our strategic investments that is other than temporary. As of December 31, 2002, the total carrying amount of our strategic investments was $10.3 million;

•	Stock-based compensation. In accounting for our stock option and stock purchase plans, because the exercise price of options granted under our stock plans are generally equal to the market value of our common stock on the date of grant, we recognize no compensation cost for grants under these plans. The FASB, among other regulatory entities, is currently considering changes to the treatment of stock options that, if implemented, would require us to record a charge to earnings for employee stock option grants. Potential changes in practices regarding accounting for stock options could result in significant accounting charges; and

•	Restructuring charges. We regularly perform evaluations of our operations and activities. Any decision to restructure our operations, to exit any activity or to eliminate any excess capacity could result in significant accounting charges. Restructuring charges could also result from future business combinations. As a result of an evaluation of our facilities requirements, we believe that we have excess capacity in our domestic and foreign facilities. In the fourth quarter of 2002, our board of directors approved a restructuring plan to exit and consolidate certain of our facilities located in 17 metropolitan areas worldwide. In connection with this restructuring plan, we recorded a restructuring charge of approximately $98.2 million during the fourth quarter of 2002.

We may not be able to successfully execute our facility restructuring efforts, or we may find that the assumptions that underlie our facility restructuring plan are not reflective of future market results

      In the fourth quarter of 2002, our board of directors approved a restructuring plan to exit and consolidate some of our facilities based on our evaluation that our existing and planned facilities would exceed our near-term facilities needs due to slower than anticipated growth in the number of our employees as a result of weak and uncertain economic and industry conditions. In connection with this restructuring plan, we recorded a restructuring charge of approximately $98.2 million during the fourth quarter of 2002. Our restructuring plan includes assumptions related to our ability to enter sublease and/or lease termination arrangements regarding some of our facilities. We cannot predict if, or when, we will be able to successfully enter sublease and/or lease termination arrangements for these facilities or if the actual terms of these arrangements will be as favorable as those assumed under our restructuring plan. Should we be unable to execute our restructuring plan under terms as favorable as those assumed under the restructuring plan, we may be required to materially increase our restructuring charge in future periods. We also cannot predict if our evaluation of our needs is accurate or if weak and uncertain economic and industry conditions will continue once we begin to implement our restructuring plan. We may find that our facility requirements are greater than estimated under our plan, which could necessitate procuring facilities at rates higher and at costs in addition to facilities that have been vacated by us. In addition, we cannot assure you that our restructuring program will achieve the anticipated benefits or will be completed in accordance with the contemplated timetable.

We have a significant amount of debt that we may be unable to service or repay

      In October 1997, we issued $100.0 million in aggregate principal amount at maturity of 5.25% convertible subordinated notes due 2004, of which $64.0 million was outstanding as of December 31, 2002. In August 1999, we issued $465.8 million in aggregate principal amount at maturity of 1.856% convertible subordinated notes due 2006, of which $464.7 million was outstanding as of December 31, 2002. As of December 31, 2002, the annual interest payments on our outstanding 5.25% notes were $3.4 million and the annual interest payments on our outstanding 1.856% notes were $8.6 million, all of which we plan to fund from cash flows from operations. We will need to generate substantial amounts of cash from our operations to fund interest payments and to repay the principal amount of debt when it matures, while at the same time funding capital expenditures and our other working capital needs. If we do not have sufficient cash to pay interest or principal on our debts as they come due, we could be in default of those debts. For example, if we do not make timely payments, the notes could be declared immediately due and payable. Our outstanding debt could also increase our vulnerability to adverse economic and industry conditions by making it more difficult for us to raise capital if needed. In addition, any changes in accounting rules regarding our operating leases and built-to-suit facilities may affect our debt levels and operating expenses in the future.

     We may not be able to protect our proprietary information

      We rely on a combination of copyright, patent, trademark and trade secret laws, confidentiality procedures, contractual provisions and other measures to protect our proprietary information. All of these measures afford only limited protection. These measures may be invalidated, circumvented or challenged, and others may develop technologies or processes that are similar or superior to our technology. We may not have the proprietary information controls and procedures in place that we need to protect our proprietary information adequately. In addition, because we license the source code for some of our products to third parties, there is a higher likelihood of misappropriation or other misuse of our intellectual property. We also license some of our products under shrink wrap license agreements that are not signed by licensees and therefore may be unenforceable under the laws of some jurisdictions. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy our products or to obtain or use information that we regard as proprietary.

     Third parties may claim that we infringe their proprietary rights

      From time to time, we receive claims that we have infringed the intellectual property rights of others. As the number of products in the software industry increases and the functionality of these products further overlap, we believe that we may become increasingly subject to infringement claims, including patent and copyright infringement claims. We have received several trademark claims in the past and may receive more claims in the future based on the name VERITAS, which is a word commonly used in trade names throughout Europe and the western hemisphere. We have also received patent infringement claims in the past and may receive more claims in the future based on allegations that our products infringe upon patents held by third parties. In addition, former employers of our former, current or future employees may assert claims that such employees have improperly disclosed to us the confidential or proprietary information of these former employers. Any such claim, with or without merit, could:

•	be time consuming to defend;

•	result in costly litigation;

•	divert management’s attention from our core business;

•	require us to stop selling, to delay shipping or to redesign our product; and

•	require us to pay monetary amounts as damages, for royalty or licensing arrangements, or to satisfy indemnification obligations that we have with some of our customers.

      In addition, we license and use software from third parties in our business. These third party software licenses may not continue to be available to us on acceptable terms. Also, these third parties may from time to time receive claims that they have infringed the intellectual property rights of others, including patent and copyright infringement claims, which may affect our ability to continue licensing this software. Our inability to use any of this third party software could result in shipment delays or other disruptions in our business, which could materially and adversely affect our operating results.

Natural disasters could disrupt our business

      We must protect our business and our network infrastructure against damage from earthquake, flood, hurricane and similar events. Many of our operations are subject to these risks, particularly our operations located in California. A natural disaster or other unanticipated problem could adversely affect our business, including both our primary data center and other internal operations and our ability to communicate with our customers or sell our products over the Internet.

Some provisions in our charter documents may prevent or deter certain corporate actions

      Some of the provisions in our charter documents may deter or prevent certain corporate actions, such as a merger, tender offer or proxy contest, which could affect the market value of our securities. These provisions include:

•	our board of directors is authorized to issue preferred stock with any rights it may determine;

•	our board of directors is classified into three groups, with each group of directors to hold office for three years;

•	our stockholders are not entitled to cumulate votes for directors and may not take any action by written consent without a meeting; and

•	special meetings of our stockholders may be called only by our board of directors, by the chairman of the board or by our chief executive officer, and may not be called by our stockholders.

      We also have in place a stockholder rights plan that is designed to discourage coercive takeover offers.

     Our stock price may be volatile in the future, and you could lose the value of your investment

      The market price of our common stock has experienced significant fluctuations and may continue to fluctuate significantly, and you could lose the value of your investment. The market price of our common stock may be adversely affected by a number of factors, including:

•	announcements of our quarterly operating results or those of our competitors or our original equipment manufacturer customers;

•	rumors, announcements or press articles regarding changes in our management, organization, operations or prior financial statements;

•	inquiries by the SEC, NASDAQ or regulatory bodies;

•	changes in earnings estimates by securities analysts;

•	announcements of planned acquisitions by us or by our competitors;

•	gain or loss of a significant customer;

•	announcements of new products by us, our competitors or our original equipment manufacturer customers; and

•	acts of terrorism, the threat of war and economic slowdowns in general.

      The stock market in general, and the market prices of stocks of other technology companies in particular, have experienced extreme price volatility, which has adversely affected and may continue to adversely affect the market price of our common stock for reasons unrelated to our business or operating results.